Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES MARCH CASH DISTRIBUTION

DALLAS, Texas, March 20, 2012 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.141046 per unit, payable on April 13, 2012, to unit holders of record on March 30, 2012. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.

This month’s distribution decreased from the previous month as the result of decreased production of both oil and gas for all the properties. This would primarily reflect production for the month of January for oil and the month of December for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

As previously reported, ConocoPhillips, as the parent company of Burlington Resources Oil & Gas Company LP, the operator of the Waddell Ranch Properties, notified Permian’s Trustee that as a result of inaccuracies in ConocoPhillips’ accounting and record keeping relating to Permian’s interest in proceeds from the gas plant production since January 2007, ConocoPhillips overpaid Permian approximately $5.9 million. The Trustee continues to evaluate the claim for overpayment.

Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 58,418 bbls and 215,005 Mcf. The average price for oil was $97.26 per bbl and for gas was $6.62 per Mcf. Capital expenditures were approximately $585,774. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales Volumes Oil (bbls)	Gas (Mcf)	Average Price Oil (per bbl)	Gas (per Mcf)
Current Month	58,418	215,005	$97.26	$6.62	**

Prior Month	66,715	273,553	$96.28	$7.64	**

**	This pricing includes sales of gas liquid products.

The 2011 tax information packets were mailed to unitholders on March 12, 2012. A copy of Permian’s 2011 tax information booklet is now posted on Permian’s website. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion.

Contact:	Ron E. Hooper

Senior Vice President

U.S. Trust, Bank of America Private Wealth Management, Trustee

Toll Free – 1.877.228.5085